UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the
Securities Exchange Act of 1934

Check the appropriate box:

☒    Preliminary Information Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐    Definitive Information Statement

NETFABRIC HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NETFABRIC HOLDINGS, INC.
117 Randolph Avenue
Jersey City, New Jersey 07305
(201) 706-2998

May __, 2011

Dear Stockholders:

The enclosed Information Statement is being furnished to the holders of record of the shares of the common stock (the “Common Stock”) of NetFabric Holdings, Inc., a Delaware corporation (the “Company or “NetFabric”), as of the close of business on the record date, May 18, 2011 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that on May __, 2011, the Company received a joint written consent in lieu of a meeting (the “Joint Written Consent”) from the members of the Board of Directors (the “Board”) and the holders of 55,863,182 (representing 57.6%) of the issued and outstanding shares of our Common Stock (the “Majority Stockholders”). The Joint Written Consent adopted resolutions which granted discretionary authority to our Board to implement a reverse stock split of our common stock on the basis of one post-consolidation share for up to each 1,000 pre-consolidation shares to occur at some time within twelve months of the Record Date, with the exact amount and time of the reverse split to be determined by the Board of Directors.

You are urged to read the Information Statement in its entirety for a description of the action taken by the Majority Stockholders of the Company.  The action will become effective on a date that is not earlier than twenty one (21) calendar days after this Information Statement is first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions, and has sufficient voting power to approve such actions through its ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting your proxy in connection with the adoption of the resolution, and proxies are not requested from stockholders.

This Information Statement is being mailed on or about May __, 2011 to stockholders of record on the Record Date.

Sincerely,

/s/ Cristiano Germinario
Cristiano Germinario
Chairman and Chief Executive Officer

NETFABRIC HOLDINGS, INC.
117 Randolph Avenue
Jersey City, New Jersey 07305

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This notice and Information Statement is being furnished to the holders of record of the shares of the common stock (the “Common Stock”) of NetFabric Holdings, Inc., a Delaware corporation (the “Company or “NetFabric”), as of the close of business on the record date, May 18, 2011 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that on May __, 2011, the Company received a joint written consent in lieu of a meeting (the “Joint Written Consent”) from the members of the Board of Directors (the “Board”) and the holders of 55,863,182 (representing 57.6%) of the issued and outstanding shares of our Common Stock (the “Majority Stockholders”). The Joint Written Consent adopted resolutions which granted discretionary authority to our Board to implement a reverse stock split (the "Reverse Split") of our common stock on the basis of one post-consolidation share for up to each 1,000 pre-consolidation shares to occur at some time within twelve months of the Record Date, with the exact amount and time of the reverse split to be determined by the Board of Directors. Regardless of whether the Reverse Split is effected, the par value of the Common Stock will remain $0.001 per share and the number of shares of Common Stock authorized to be issued will remain at 200,000,000.

This notice and Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the "DGCL"). The action will become effective on a date that is not earlier than twenty one (21) calendar days after this Information Statement is first mailed to our stockholders.

Because the Majority Stockholders have voted in favor of the foregoing action, and has sufficient voting power to approve such actions through his ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

As of the Record Date, we had 97,053,044 shares of Common Stock issued and outstanding.

In accordance with our bylaws, our Board has fixed the close of business on May _, 2011 as the record date for determining the stockholders entitled to notice of the above noted actions. This Information Statement is being mailed on or about May __, 2011 to stockholders of record on the Record Date.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to implement the Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the Company. Because stockholders holding at least a majority of the voting rights of our outstanding Common Stock has voted in favor of the foregoing action, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transaction described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from stockholders.

In addition, the DGCL provides in substance that stockholders may take action without a meeting of the stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting.  The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the Common Stock.  There are currently 97,053,044 shares of Common Stock outstanding, and each share of Common Stock is entitled to one vote.  Accordingly, the votes or written consents of stockholders holding at least 48,526,523 shares of the issued and outstanding Common Stock are necessary to implement the Reverse Split. In accordance with our bylaws, the Board has fixed the close of business on May 18, 2011 as the record date for determining the stockholders entitled to vote or give written consent.

On May __, 2011, the Board and the Majority Stockholders executed and delivered to the Company the Joint Written Consent. Accordingly, in compliance with the DGCL, at least a majority of the outstanding shares has approved the Reverse Split.  As a result, no vote or proxy is required by the stockholders to approve the adoption of the foregoing actions.

GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS
TO IMPLEMENT UP TO ONE-THOUSAND REVERSE STOCK SPLIT

Our Board and the Majority Stockholders have adopted a resolution authorizing, but not requiring, the Board to amend our Certificate of Incorporation to effect a Reverse Split. The reverse split exchange ratio that the directors and stockholders approved and deemed advisable is up to 1,000 pre-consolidation shares for each one post-consolidation share, with the Reverse Split to occur within twelve months of the Record Date. The Board has authority to implement the Reverse Split on the basis of up to 1,000 pre-consolidation shares for each one post-consolidation share at any time it determine s within twelve months of the Record Date. In addition, this proposal also gives the Board authority to decline to implement a reverse split.

Our Board believe that a range for the exchange ratio of the Reverse Split (as contrasted with approval of a specified ratio of the split) provides the Board with maximum flexibility to achieve the purposes of a stock split, and, therefore, is in the best interests of our stockholders. The actual ratio for implementation of the reverse split would be determined by our Board based upon its evaluation as to what ratio of pre-consolidation shares to post-consolidation shares would be most advantageous to our stockholders.

Our directors also believe that approval of a twelve-month range for the effectuation of the Reverse Split (as contrasted with approval of a specified time of the split) provides the Board with maximum flexibility to achieve the purposes of a stock split, and, therefore, is in the best interests of our stockholders. The actual timing for implementation of the Reverse Split would be determined by our Board based upon its evaluation as to when and whether such action would be most advantageous to our stockholders.

The Board believes that the higher share price that might initially result from the Reverse Split could help generate interest in the Company among investors and thereby assist us in raising future capital to fund our operations or make acquisitions.

Stockholders should note that the effect of the Reverse Split upon the market price for our Common Stock cannot be accurately predicted. In particular, if we elect to implement the Reverse Split, there is no assurance that prices for shares of our Common Stock will be up to 1,000 times greater than the price for shares of our Common Stock immediately prior to the Reverse Split, depending on the ratio of the split.  Furthermore, there can be no assurance that the market price of our Common Stock immediately after a reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the Reverse Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Reverse Split will either exceed or remain in excess of the current market price.

 Effect of the Reverse Split, Fractional Shares

The number of shares of our Common Stock issued and outstanding would be reduced following the effective time of the Reverse Split in accordance with the following formula: if our directors decide to implement a one for ten reverse split, every ten shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock, with ten being equal to the exchange ratio of the reverse split, as determined by the directors in their discretion.  Stockholders should recognize that if a reverse split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the effective time divided by the one for 1,000 exchange ratio, or such lesser exchange ratio as may be determined by our directors, subject to adjustment for fractional shares, as described below).  The authorized number of shares of our common stock and the par value of our common stock under our Certificate of Incorporation would remain the same following the effective time of the reverse split.

Fractional shares which would otherwise be held by the stockholders of our common stock after the Reverse Split will be rounded up to the next whole share. We will issue one new share of our common stock for up to each 1,000 shares of our Common Stock held. Since we currently have approximately 460 shareholders, of which approximately 410 of said shareholders have less than 1,000 shares, a Reverse Split of 1 to 1,000 would reduce the holdings of each of these approximately 410 shareholders to no ownership in the Company. Rather than have such result, if the Company effectuates the Reverse Split, the Company will issue one new share of Common Stock to each of these stockholders. T he intention of the Reverse Split is not to reduce the number of our stockholders. In fact, we do not expect that the Reverse Split will result in any material reduction in the number of our stockholders.

The number of stockholders of record would not be affected by the Reverse Split since we intend to issue one share of Common Stock to any stockholder whose shareholdings would be reduced to zero as a result of the Reverse Split.

We currently have no intention of going private, and this Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Split does not increase the risk of us becoming a private company in the future.

The number of authorized but unissued shares of our Common Stock effectively will be increased significantly by the Reverse Split of our Common Stock.  For example, based on the 97,053,044 shares of our Common Stock outstanding on the Record Date, and the 200,000,000 shares of our Common Stock that are currently authorized under our certificate of incorporation, 102,946,956 shares of our Common Stock remain available for issuance presently.  For example, if we were to elect to implement a one for ten reverse split the number of our outstanding shares of Common Stock would decrease from 97,053,044 shares to 9,705,304 shares, and 190,294,696 shares of Common Stock would remain available for issuance after the reverse split.  Therefore, such reverse split, if implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 102,946,956 shares to 190,294,696 shares.

We currently have 1,416,782 securities to be issued upon exercise of outstanding options and warrants and 8,450,000 remaining available for future issuances under equity compensation plans. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our Common Stock.

Potential Anti-Takeover Effect

The effective increase in the number of authorized but unissued shares of our Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by our board of directors. At this time, our Board does not have plans to issue any common shares resulting from the effective increase in our authorized but unissued shares generated by the Reverse Split.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such rights.

Accounting Matters

The Reverse Split will not affect the par value of our Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to our Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by our Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Reverse Split if it is effectuated by the Board.

The following description of the material federal income tax consequences of the reverse split to our stockholders is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

In general, the federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive a reduced number of shares of our common stock in exchange for their old shares of our Common Stock. We believe that the likely federal income tax effects of the Reverse Split will be that a stockholder who receives solely a reduced number of shares of our Common Stock will not recognize gain or loss. With respect to a Reverse Split, such stockholder's basis in the reduced number of shares of our Common Stock will equal the stockholder's basis in his old shares of our Common Stock.

Our view regarding the tax consequences of a Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to the potential tax consequences to him or her of the Reverse Split.

Procedure for Effecting the Reverse Split

If the Board decides to implement the Reverse Split at any time prior to May 18, 2012, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, and on the effective date of such filing, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The Certificate of Amendment has received the unanimous approval of our Board and has also been approved by stockholders holding a majority of our outstanding shares of Common Stock. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split, including the applicable ratio for the Reverse Split.

The Reverse Split will take place without any action on the part of the holders of our Common Stock and without regard to current certificates representing shares of our Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each stockholder is entitled to receive as a result of the Reverse Split. New certificates for shares of our Common Stock will not be issued at this time. Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

 Upon a Reverse Split, we intend to treat stockholders holding our Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in "street name". However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of May __, 2011, the number of shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of the Company, and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 97,053,044 shares of Common Stock issued and outstanding.

Officers, Directors, 5% Shareholder	No. of Shares	Beneficial Ownership

Scarborough Ltd. c/o Euroba Management Limited P.O. Box HM 370 Hamilton, Bermuda HM BX	29,386,258 (5)	30.3%

Beaufort Ventures PLC c/o Beaufort International Associates Limited 49 Whitehall London SW1A 2BX United Kingdom	26,476,924 (6)	27.30%

Laurus Master Fund, Ltd.(4) c/o Laurus Capital Management, LLC 335 Madison Avenue New York, NY 10017	5,221,393 (3)	5.3%

Vasan Thatham 117 Randolph Avenue Jersey City, NJ 07305	300,000 (2)	(1)

Cristiano Germinario 117 Randolph Avenue Jersey City, NJ 07305	0	(1)

Stephen J. Cole-Hatchard 117 Randolph Avenue Jersey City, NJ 07305	0	(1)

All directors and executive officers as a group (3 persons)	300,000 (2)	(1)

(1)    Less than 1%.

(2)    Includes 300,000 shares issuable upon exercise of options.

(3)    Includes 554,282 shares issuable upon exercise of warrants.

(4)    Laurus Capital Management, LLC manages Laurus Master Fund Ltd. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by Laurus Master Fund Ltd.

(5)   Tanvier Malik makes the investment decisions on behalf of Scarborough Ltd.

(6)   Clive Dakin, makes the investment decisions on behalf of Beaufort Ventures PLC

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports with the Securities and Exchange Commission (the "Commission").  These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, 100 F Street, N.E. Washington, D.C. 20549. Copies of such materials may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission's EDGAR archives at www.sec.gov/index.htm.

By Order of the Board of Directors,

/s/ Cristiano Germinario

Chairman and Chief Executive Officer

May __, 2011

EXHIBIT A

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF

NETFABRIC HOLDINGS, INC.

The undersigned, being a duly authorized officer of NetFabric Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

            FIRST:   That the Certificate of Incorporation of the Corporation has been amended as follows by adding the following to Article FOURTH immediately after the first paragraph of Article FOURTH:

“The presently issued and outstanding shares of Common Stock shall be combined in the ratio of one (1) shares of Common Stock for each _____ (___) shares of Common Stock currently issued and outstanding. Such combination shall not change the number of shares of capital stock which the Corporation shall have authority to issue nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding".

SECOND:  That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Amendment to the Certificate this __day of ____, 20__.

NETFABRIC HOLDINGS, INC.

By: ________________________

Name:

Title:

A1